Exhibit 1

Group Member	Number of Shares and Class
James C. Justice III	154,018 Common Stock
302 S. Jefferson Street	(See James C. Justice III cover page
Roanoke, VA 24011	for additional information)

James C. Justice II	670,380 Common Stock
302 S. Jefferson Street	(See James C. Justice II cover page
Roanoke, VA 24011	for additional information)

Justice Coal of Alabama, LLC	244,982 Common Stock
c/o James C. Justice III, Executive Vice President
302 S. Jefferson Street
Roanoke, VA 24011
Alabama limited liability company

Justice Farms of North Carolina, LLC	306,473 Common Stock
c/o James C. Justice III, Executive Vice President
302 S. Jefferson Street
Roanoke, VA 24011
Virginia limited liability company

James C. Justice Companies, Inc.	118,925 Common Stock
c/o James C. Justice III, Executive Vice President
302 S. Jefferson Street
Roanoke, VA 24011
Delaware corporation